Exhibit 10.5

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

PERFORMANCE-BASED VESTING

RECITALS

A. The Corporation has implemented the Plan for the purpose of providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.

B. Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Restricted Stock Unit Award Agreement (this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to Participant under the Stock Issuance Program.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement, the Notice of Award of Restricted Stock Units (the “Award Notice”) or in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. The name of the Participant, the Award Date, the number of shares of Common Stock underlying the awarded Restricted Stock Units and the applicable performance-based vesting requirements for those units and the underlying Shares are set forth in the Award Notice. The remaining terms and conditions governing the Award shall be as set forth in this Agreement and the Plan.

2. Limited Transferability. Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the restricted stock units subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares. However, any Shares which vest hereunder but otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may also direct the Corporation to record the ownership of any Shares which in fact vest and become issuable hereunder in the name of a revocable living trust established for the exclusive benefit of Participant or Participant and his or her spouse. Participant may make such a beneficiary designation or ownership directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3. Cessation of Service. Except to the extent otherwise provided in Paragraph 5 below, should Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award shall be immediately cancelled with respect to those unvested Shares, and the number of restricted stock units shall be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4. Dividend Equivalents. Should any dividend or other distribution payable other than in shares of Common Stock, whether regular or extraordinary, be declared and paid on the Corporation’s outstanding Common Stock in one or more calendar years during which Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on those Shares had they been issued and outstanding and entitled to that dividend or distribution. As the Shares vest hereunder, the phantom dividend equivalents credited to those Shares in the book account shall concurrently vest and shall be distributed to Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) at the same time the vested Shares to which those phantom dividend equivalents relate are issued. However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution.

5. Change in Control. The effect of a Change in Control of a Corporation on this Award shall be governed by Article Three, Section II(A) and (B) of the Plan.

6. Adjustment in Shares. Should any change identified in Article One, Section V(G) of the Plan be made to the Common Stock then the equitable adjustments identified in such section shall be made by the Plan Administrator to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts credited to Participant’s book account under Paragraph 4 in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive. In the event of any Change in Control transaction, the adjustment provisions of Paragraph 5 shall be controlling.

7. Issuance or Distribution of Shares or Other Vested Amounts.

(a) As soon as administratively practicable following each date one or more Shares vest in accordance with the provisions of this Agreement, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the shares of Common Stock which vest on that date under the Award, subject to the Corporation’s collection of the applicable Withholding Taxes, Foreign Taxes, Employer Issuance Taxes and the Employer Issuance NIC. The Corporation shall collect those taxes in accordance with Article Three, Section III of the Plan. For purposes of this Agreement, the term “Withholding Taxes” shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock which vest under the Award and any phantom dividend equivalents distributed with respect to those shares.

(b) Participant shall pay any taxes or other amounts that are required by the laws of a jurisdiction in which Participant is subject to taxation to be paid by the Corporation (or any Parent or Subsidiary employing such Participant) with respect to the grant, vesting or settlement of this Award or the issuance of shares of Common Stock thereunder, to the extent those taxes or other amounts are permitted to be passed through to the Participant under applicable law. Until such time as the Corporation provides the Participant with written or electronic notice to the contrary, such taxes or other amounts shall be collected through the Share Withholding Method. Participant shall enter into such additional agreements as may be required by the Corporation (or the Parent or Subsidiary employing Participant) to effect the transfer of those taxes or payments from the Corporation (or the Parent or Subsidiary employing Participant) to the Participant.

(c) Except as otherwise provided in Paragraph 5, the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued at the time(s) the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share, and the number of shares of Common Stock to be issued on the final vesting date of the Vesting Schedule shall equal the number of Shares granted, minus the whole number of shares of Common Stock issued on prior vesting dates.

8. Deferred Issuance Date.

(a) It is the intention of the parties that the provisions of this Agreement comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

(b) If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Section 409A, then no Shares or other amounts which become issuable or distributable by reason of Participant’s cessation of Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of his or her Separation from Service due to such cessation of Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

9. Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

10. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be delivered electronically through the procedure set forth on the website maintained by the Corporation-designated brokerage firm for awards under the Plan or in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be delivered electronically or in writing addressed to Participant at the most recent address on file with the Corporation for the Participant. All notices shall be deemed effective upon personal or electronic delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

12. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

13. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New Jersey without resort to that State’s conflict-of-laws rules.